BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms. Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com 600 North Pearl, Suite 1700 Dallas, TX 75201 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 5, 2025, relating to the consolidated financial statements of Westwood Holdings Group, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Dallas, Texas February 19, 2026